                                                                   EXHIBIT 11.01

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The numerators and denominators of basic and diluted earnings per share are as follows:


                                                                  1999          2000
Numerator - Net income (loss) as reported                      $  (672,800)  $(5,235,835)


Denominator - Weighted average number of shares outstanding     10,084,200    11,842,483

Effect of dilutive securities                                           --            --
Diluted weighted average number of shares outstanding           10,084,200    11,842,483
Basic earnings (loss) per share                                $     (0.07)  $     (0.44)
Diluted earnings (loss) per share                              $     (0.07)  $     (0.44)

As described in Note -- of the Financial Statements, during 2000 the Company granted stock options and warrants to purchase up to 1,550,000 shares. These shares were not included in computing diluted earnings per share because their effects were antidilutive.

                                       30